Exhibit 10.30

EMPLOYMENT AGREEMENT

FREDERICK H. EARNEST

Amending and restating the Employment Agreement among the parties dated January 1, 2012.

THIS AGREEMENT is entered into to be effective as of January 1, 2016 ("Effective Date") by and among Vista Gold Corp, a Yukon Territory Corporation, whose address is 7961 Shaffer Parkway, Suite 5, Littleton, CO 80127 ("VGC"), Vista Gold (US) Inc. a Delaware Corporation ("Employer" or the “Company”)  and indirect, wholly-owned subsidiary of VGC and Frederick H. Earnest ("Employee").

1.Employment.  Employer hereby employs Employee and Employee hereby accepts employment by Employer upon the terms and conditions hereinafter set forth.

2.Term.  The term of this Agreement (the "Term") shall begin on the Effective Date and shall continue until terminated in accordance with the terms contained herein.

3.Compensation.

a.

For services rendered by Employee under this Agreement during calendar year 2012, Employer shall pay Employee salary, on an annualized basis, commencing January 1, 2012, of $325,000 (less statutory deductions) ("Base Salary"). Subsequent years' compensation for Employee shall be determined by Employer based upon Employee's performance, but in no event shall Employee's annualized compensation be reduced below $325,000.

b.

Employee shall be entitled to receive other compensation and fringe benefits, to be paid by Employer, including health, dental, life, disability and accidental death and dismemberment insurance; a 401(k) benefit plan on the same basis as made available to other United States employees of Employer; and dues for professional organizations of which Employee is a member.

c.

In addition to the foregoing, employee shall be entitled to five (5) weeks paid vacation per year plus one (1) additional week per year after five (5) continuous years of service from the date of hire, subject to the following conditions:

i.	Employee may carry a maximum of 10 weeks of vacation from one year to the next and will forfeit any vacation in excess of this amount accrued and not used prior to December 31st of each year; and
ii.

Employee shall take at least one vacation period per year with a planned absence of at least one (1) week during which his responsibilities shall be assumed by another executive officer of the Company.

d.	In addition to the Base Salary, Employee shall be entitled to request the Board of Directors (the "Board") of VGC to consider payment to him of an annual bonus. The amount of the bonus, if any, will be paid by the Employer and will be in the absolute and unfettered discretion of the Board. Employee acknowledges that the bonus is completely at the discretion of the Board and Employee shall in no circumstances be entitled to claim any right or entitlement to a bonus regardless of his performance or the performance of VGC or the Employer during the Term.

4.Duties. Employee shall, from the Effective Date, assume the role of President and Chief Executive Officer of VGC and Employer. As President and Chief Executive Officer of VGC and Employer, Employee shall, subject to the direction and control of the Board, devote substantially all of his time and attention and his skills to the business of VGC, Employer and their Subsidiaries (as defined in Section 5 hereof)  and shall perform all such acts as are necessary to properly and efficiently carry out the duties reasonably expected of a President and Chief Executive Officer. During the Term, Employee shall at all times act in the best interests of VGC, Employer and their Subsidiaries and shall not, without the prior consent in writing of the Board, except as noted below, enter into the services of or be employed in any capacity or for any purpose whatsoever by any firm, person or corporation and shall not be engaged as owner, operator, financier, advisor, manager, salesman or otherwise in any business, enterprise or undertaking other than pursuant to this Agreement.  The Board notes and accepts that the Employee is a director of Midas Gold Corp.  Employee may accept, with prior approval of the Board, the position of director with other companies.

5.Board.  Employee hereby consents to act as a director of VGC and as a director of Employer as long as he remains President and Chief Executive Officer of VGC and Employer. If requested by the Board, Employee shall also serve without additional remuneration as an officer of or the nominee of VGC on the board of directors of any other companies in which either or both of VGC and Employer has an interest (each such company being hereinafter referred to collectively as the "Subsidiaries"), subject to appropriate authorization by the companies involved. On termination of Employee's employment with the Employer, for any reason, Employee shall resign as a director and officer of VGC and Employer and each such Subsidiary in which Employee has been appointed by VGC as an officer or as the nominee of VGC on the board of directors and Employee agrees to sign all documents and take all steps as are necessary to effect such resignations.

6.Termination and Severance Pay.

a.	The phrase "just cause" as used in this Agreement shall include, but not be limited to:
i.

failure to perform Employee's duties hereunder in a manner reasonably satisfactory to the Board (it being understood that the Employee shall be provided with not less than sixty (60) days' notice and opportunity to cure any such failures before they are deemed "just cause");

ii.	death;
iii.	permanent disability;
iv.	breach of any fiduciary duty to VGC, or a Subsidiary Employer, or
v.	conviction in a criminal proceeding (excepting traffic violations or similar misdemeanors).

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b.	The phrase "Substantial Adverse Change" as used in this Agreement means:
i.	a material adverse change in any of the duties, powers, rights, discretion, salary or benefits of Employee as they exist at the Effective Date;
ii.	a diminution of the title of Employee as it exists at the Effective Date;
c.	Employee may terminate this Agreement upon 30 days written notice to Employer prior to such date of termination.
d.

Subject to the provisions of Paragraph 6(e) below, Employer may terminate this Agreement for just cause, as defined in Paragraph 6(a) above, immediately upon written notice to Employee (except in instances pursuant to paragraph 6(a)(i) in which the cure period applies, in which event the notice may not be given until the end of the cure period), with the result that all compensation and benefits to Employee under this Agreement shall cease immediately upon Employer's issuance of that notice.

e.

In the event that a Substantial Adverse Change occurs in Employee's employment other than for just cause or if Employee's employment under this Agreement is terminated other than for just cause, Employee shall be entitled to:

i.	continuation of his salary (less the usual statutory and other deductions) for twelve months after such Substantial Adverse Change or termination ("Continuation Period");
ii.

for vacation and retirement savings plan purposes, the Continuation Period will count as regular employment; subject to the approval of VGC's Compensation Committee and the requirements of VGC's stock option plan, for the purpose of any stock options Employee holds, all options not yet vested shall be deemed vested as of the date of termination of Employee's employment, and for purposes of exercise of such options, Employee's employment shall be deemed to be terminated at the end of the Continuation Period, unless he has elected the Retirement Option, described in Paragraph 6(g) below, in which event Employee's employment terminates upon the termination date;

iii.

all of Employee's benefits paid by Employer, as described in Paragraph 3(b), will be continued during the Continuation Period, to the extent that Employer maintains such benefits for its other employees during the Continuation Period; provided, however, that if Employee becomes employed by another employer prior to the expiry of the Continuation Period, Employee's benefits will be discontinued by Employer upon Employee's eligibility for benefits with his new employer; and

iv.

if long term disability coverage is available after termination, Employee may elect to continue that insurance at his expense; however, Employee acknowledges that Employer's insurer may consider that there has been a material change in Employee's employment status that could increase the amount of the premiums for same. If Employer is paying the premiums for Employee's disability coverage at the time of Employee's termination,

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Employer shall continue to pay during the Continuation Period the amount of premiums it was paying at the time of termination, it being understood and agreed that any subsequent increased premium amount shall be at the sole cost of Employee.

f.

In the event Employee's employment hereunder is terminated at any time prior to the termination of this Agreement by his voluntary resignation or for just cause by Employer, Employee shall not be entitled to any severance pay or other benefits after such resignation or termination, except such as may be payable to him pursuant to the terms of any profit sharing plan of Employer then in effect (there being no such plan in effect as of the Effective Date).

g.

In the event of a Substantial Adverse Change as provided in Paragraph 6(e) or a termination other than for just cause, Employee may elect the "Retirement Option", by so advising Employer in writing within thirty (30) days after the Substantial Adverse Change occurs. If Employee so elects, he will receive his salary, vacation pay, company contribution to his retirement savings plan, and the reasonable present value of Employee's other Employer-paid benefits for the Continuation Period (less statutory holdbacks) in a lump sum retiring allowance following termination.

h.

In the event of Employee's death after commencement but before expiry of the Continuation Period, any unpaid salary, vacation, bonus or pension amount that would have been payable under this Agreement during the remainder of the Continuation Period will be paid as a lump sum to Employee's estate, and for the purposes of all survivor benefits it will be deemed that Employee died while employed by Employer so that Employee's designated beneficiaries or Employee's estate receive such survivor benefits.

7.Lawsuits. Employee shall promptly notify the Board of any suit, proceeding or other action commenced or taken against VGC, Employer or any Subsidiary, or of any facts or circumstances of which Employee is aware which may reasonably form the basis of any suit, proceeding or action against VGC, Employer or any Subsidiary.

8.Board Information. Employee shall keep the Board fully informed of all matters concerning VGC, Employer and the Subsidiaries and shall provide the Board with status reports concerning such entities at such times, in such manner and containing such information as the Board may request from time to time.

9.Compliance with Laws. To carry out his obligations hereunder, Employee shall make reasonable efforts to familiarize himself with and shall cause VGC, Employer and the Subsidiaries to comply with all relevant and applicable laws, regulations and orders and in particular, shall conduct the business of VGC, Employer and the Subsidiaries in a manner so as to cause VGC to comply in all material respects with all federal, provincial, state or local environmental laws, regulations and orders of application in each jurisdiction where VGC, Employer and the Subsidiaries carries on business or owns assets. Employee shall promptly notify the Board if he becomes aware that VGC, Employer or any of the subsidiaries has violated any law.

10.Disclosure of Information. By acceptance of this Agreement, Employee expressly acknowledges that he has received or will receive certain confidential information pertaining

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to the operations and business affairs of VGC, Employer and the Subsidiaries and, as the same may exist from time to time, such information is a valuable, special and unique asset of the business of VGC. Employee agrees that he shall not, during his employment under this Agreement or at any time thereafter, disclose any such information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever without the prior written consent of VGC. Employee also hereby agrees that immediately upon any termination of this Agreement, for any reason whatsoever, Employee shall return to VGC all copies of any such information (in whatever form) then in Employee's possession. The Employee, VGC and the Employer agree that upon a breach or violation of any provision of Section 10, VGC and the Employer, in addition to all other remedies which might be available to them, shall be entitled as a matter of right to equitable relief in any court or competent jurisdiction, including the right to obtain injunctive relief or specific performance. The Employee, VGC and the Employer agree that the remedies at law for any such breach or violation are not fully adequate and that the injuries to VGC and the Employer as a result of the continuation of any breach or violation are incapable of full calculation in monetary terms and, therefore, constitute irreparable harm. The provisions of Section 10 shall survive termination of this Agreement.

11.Assignment. This Agreement and rights and obligations of the parties hereto may be assigned by VGC, or Employer and shall bind and inure to the benefits of the assigns, successor or successors of VGC, and Employer and, insofar as payments are to be made to Employee after his death, shall inure to the benefit of the assigns, heirs, estate or legal representative of Employee. This Agreement is personal to Employee and may not be assigned by Employee.

12.Entire Agreement; Modifications. This document contains the entire agreement of the parties with respect to the subject matter hereof, and it may only be changed, modified, supplemented or amended by an agreement in writing signed by the party to be bound thereby.

13.Governing Law. This Agreement shall be interpreted and governed in accordance with the laws of the State of Colorado.

14.Arbitration. Any controversy or claim arising from or related to Employee's employment, this Agreement, or the breach thereof, will be settled by final and binding arbitration before a panel of three arbitrators in Denver, Colorado and judgment may be entered upon the arbitration award by any court having jurisdiction thereof. Matters subject to this provision include, without limitation, claims or disputes based on statute, contract, common law and tort and will include, for example, matters pertaining to termination, discrimination, harassment, compensation and benefits. Matters to be resolved under this provision also include claims and disputes arising out of statutes such as the Fair Labor Standards Act, Title VII of the Civil Rights Act, the Age Discrimination in Employment Act and any other anti-discrimination statute, ordinance or rule. Such arbitration shall be administered by the American Arbitration Association under the then prevailing applicable rules. Within 15 days after the commencement of such arbitration, each party shall select one person to act as arbitrator and the two selected shall select a third arbitrator within 10 days of their appointment. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by the American Arbitration Association. All fees and expenses of the arbitration shall be borne by the parties equally. However, the prevailing party shall be entitled to an award of reasonable attorneys' fees. Notwithstanding this provision, however, either party may

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apply to any court having jurisdiction hereof and seek injunctive relief to maintain the status quo until the arbitration award is rendered or the controversy is otherwise resolved.

15.Severability. If any part of this Agreement is for any reason declared to be illegal, invalid, unconstitutional, void or unenforceable, all other provisions hereof not so held shall be and remain in full force and effect, and the intention of the parties as expressed in the stricken provision(s) shall be given effect to the extent possible.

16.Dollar References. All references to "dollars" and "$" shall mean United States Dollars.

17.Review by Employee's Counsel. Employee acknowledges that this Agreement has been reviewed on his behalf by a Colorado attorney. Employer agrees to reimburse Employee for reasonable attorney's fees and expenses incurred by Employee in such review.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year set forth below their signatures, effective as of the day and year first above written.

Vista Gold U.S. Inc.

/s/ John F. Engele

Authorized Signatory

Vista Gold Corp.

/s/ Michael Richings

Authorized Signatory

SIGNED, SEALED AND DELIVERED by FREDERICK H. EARNEST in the presence of: /s/ Connie Martinez Witness	/s/ Frederick H. Earnest Frederick H. Earnest

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